Exhibit 99.1

Catalyst Biosciences Reports First Quarter 2022 Operating & Financial Results

SOUTH SAN FRANCISCO, Calif. – May 9, 2022 – Catalyst Biosciences, Inc. (NASDAQ: CBIO) today announced its operating and financial results for the first quarter ended March 31, 2022.

“In the first quarter, we regained the rights to CB 2782-PEG, a C3 degrader protease, for the potential treatment of dry age-related macular degeneration (“AMD”) and now have full rights to two wholly-owned, potential best-in-class complement candidates that may provide compelling opportunities in our exploration of strategic alternatives as announced in February,” said Nassim Usman, Ph.D., president and chief executive officer of Catalyst. “While exploring these opportunities, we implemented personnel and cost reductions, decreasing our headcount by over 70%. We remain committed to exploiting the potential for all of our assets to bring value to our shareholders.”

First Quarter Milestones

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Regained the rights to CB 2782-PEG for the treatment of dry AMD, expanding the Company’s complement portfolio in ophthalmology. The company’s complement portfolio now consists of several wholly-owned drug candidates at various stages of discovery for dry AMD. Dry AMD is a leading cause of blindness in its severe form for which there are no currently approved therapies.

•

Received Rare Pediatric Disease Designation for CB 4332, an enhanced Complement Factor I (“CFI”) for the treatment of CFI Deficiency. Under the FDA’s rare pediatric disease designation program, the FDA may grant a priority review voucher to a sponsor that received product approval for a rare pediatric disease.

First Quarter 2022 Results and Financial Highlights

•	Cash and cash equivalents as of March 31, 2022, were $34.8 million.

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Research and development expense for the three months ended March 31, 2022 was $9.7 million compared with $17.0 million for the same period last year. The decrease was due primarily to a decrease in hemophilia-related costs, complement-related costs, personnel-related costs, and stock-based compensation expense.

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General and administrative expense for the three months ended March 31, 2022 was $5.0 million compared with $5.4 million for the same period last year. This decrease was due primarily to a decrease in professional services, partially offset by an increase in allowance for doubtful accounts.

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Interest and other income, net for the three months ended March 31, 2022 was $0.2 million compared with $0.0 million for the same period last year. The $0.2 million increase was primarily due to a gain recognized on the extinguishment of a liability.

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Net loss attributable to common stockholders for the three months ended March 31, 2022 was $14.5 million, or ($0.46) per basic and diluted share, compared with $22.4 million, or ($0.79) per basic and diluted share for the same period last year.

•	As of March 31, 2022, the Company had 31,477,053 shares of common stock outstanding.

About Catalyst Biosciences

Catalyst is a biopharmaceutical company focused on protease therapeutics to address unmet medical needs in disorders of the coagulation and complement systems. Our complement portfolio consists of several proteases that regulate the complement cascade including CB 2782-PEG, a C3 degrader for the potential treatment of dry AMD, improved CFI protease CB 4332 for patients with deficiencies in CFI including dry AMD, and proteases from our ProTUNE™ C3b/C4b degrader and ImmunoTUNE™ C3a/C5a degrader platforms designed to target other disorders of the complement or inflammatory pathways. Our coagulation portfolio consists of marzeptacog alfa (activated) (“MarzAA”), a SQ administered next-generation engineered coagulation Factor VIIa (“FVIIa”) for the treatment of episodic bleeding and prophylaxis in subjects with rare bleeding disorders, and dalcinonacog alfa (“DalcA”), a next-generation SQ FIX, both of which has shown sustained efficacy and safety in mid-stage clinical trials.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. Forward-looking statements include, without limitation, those regarding potential markets for CB 2782-PEG and CB 4332, plans to explore strategic alternatives, and the potential to obtain a priority review voucher for CB 4332. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially, including, but not limited to, the risk that CB 2782-PEG, CB 4332 and the Company’s complement degraders are not yet in human clinical trials and will require additional clinical testing, including multiple clinical trials, before being approved, that effort to identify strategic alternatives will not be successful, and other risks described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2022, the Quarterly Report on Form 10-Q filed with the SEC on May 9, 2022, and in other filings filed from time to time with the SEC. The Company does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:

Trisha Colton

Catalyst Biosciences, Inc.

investors@catbio.com

Catalyst Biosciences, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$34,817	$44,347
Short-term investments	—	2,504
Accounts receivable, net	564	1,818
Prepaid and other current assets	1,322	2,807

Total current assets	36,703	51,476
Other assets, noncurrent	472	472
Right-of-use assets	2,242	2,744
Property and equipment, net	857	970

Total assets	$40,274	$55,662

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,706	$6,419
Accrued compensation	2,137	1,467
Deferred revenue	—	230
Other accrued liabilities	4,438	4,072
Operating lease liability	1,909	1,977

Total current liabilities	13,190	14,165
Operating lease liability, noncurrent	—	408

Total liabilities	13,190	14,573

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized; 31,477,053 and 31,409,707 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	31	31
Additional paid-in capital	444,283	443,752
Accumulated deficit	(417,230)	(402,694)

Total stockholders’ equity	27,084	41,089

Total liabilities and stockholders’ equity	$40,274	$55,662

Catalyst Biosciences, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue:
License	$—	$—
Collaboration	794	1,467

License and collaboration revenue	794	1,467

Operating expenses:
Cost of license	—	—
Cost of collaboration	798	1,480
Research and development	9,703	17,013
General and administrative	4,994	5,412

Total operating expenses	15,495	23,905

Loss from operations	(14,701)	(22,438)
Interest and other income, net	165	—

Net loss and comprehensive loss	$(14,536)	$(22,438)

Net loss per share attributable to common stockholders, basic and diluted	$(0.46)	$(0.79)

Shares used to compute net loss per share attributable to common stockholders, basic and diluted	31,456,090	28,385,432

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